                                                         Exhibit 11

         OLIN CORPORATION AND CONSOLIDATED SUBSIDIARIES
          Computation of Per Share Earnings (Unaudited)
                           (In millions)


                                                      Three Months
                                                     Ended March 31,
                                                     ---------------
                                                     1996      1995
                                                     ----      ----
Primary earnings per share
- --------------------------

Primary earnings:

Net income                                          $ 45.0    $ 38.4

Less ESOP preferred dividend, net of tax benefit      (1.6)     (1.5)
                                                    ------    ------
Net income                                          $ 43.4    $ 36.9
                                                    ======    ======

Primary shares                                        24.8      24.3
                                                      ====      ====
Primary net income per common share                 $ 1.75    $ 1.52
                                                    ======    ======


Fully diluted earnings per share
- --------------------------------

Fully diluted earnings:

Net income                                          $ 45.0   $ 38.4

Less additional ESOP contribution                     (0.8)    (0.7)
                                                    ------   ------
Net income                                          $ 44.2   $ 37.7
                                                    ======   ======

Fully diluted shares:

Weighted average number of common shares
   outstanding and common stock equivalents           24.8     24.3

 Dilutive effect of:

   Stock options                                       0.2       -

   ESOP preferred stock                                1.0      1.5
                                                    ------   ------
Fully diluted shares                                  26.0     25.8
                                                    ======   ======
Fully diluted net income per common share           $ 1.70   $ 1.46
                                                    ======   ======
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